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                                                                    EXHIBIT 10.8

                              TAX SHARING AGREEMENT


     THIS TAX SHARING AGREEMENT ("Agreement") is made and entered into as of the 6th day of November, 1998 by and between NICHOLS RESEARCH CORPORATION, a Delaware corporation ("Nichols Research"), and NICHOLS TXEN CORPORATION, a Delaware corporation ("TXEN").

RECITALS:

     The parties desire to set forth certain agreements they have reached with respect to certain federal, state and local tax liabilities. Nichols Research is the parent of an affiliated group of corporations, including TXEN, within the meaning of Section 1504(a) of the Internal Revenue Code (the "Code") (the "Nichols Research Group"). TXEN became a member of such affiliated group for the year beginning September 1, 1997. Prior to such date, TXEN was not a member of any affiliated group within the meaning of Code Section 1504(a). TXEN will cease to be a member of the Nichols Research Group as the result of an initial public offering of common stock of TXEN. On the date that TXEN consummates the sale of its common stock in the initial public offering ("Closing Date"), TXEN and its subsidiaries (hereinafter referred to as the "TXEN Group") will not continue to be included in the consolidated income tax returns of Nichols Research.

AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the mutual agreements provided for herein, the parties hereto hereby agree as follows:

     1.  MANNER OF PREPARING RETURNS.

         All tax returns to be filed after the Closing Date shall, in the absence of a change in law or other authority, be prepared on a basis consistent with the elections, accounting methods, conventions and principals of taxation used for the most recent taxable periods for which tax returns involving that precise item have been filed; provided, however, that (i) either party may take an inconsistent position with that previously taken to the extent that such position does not create an increase in tax to the other party and (ii) either party may take an inconsistent position which increases the tax of the other party if at the time of taking such inconsistent position it pays to the other party the increase in tax (without interest) which will result to the other party as a result of the inconsistent position.

     2.  UNFILED TAX RETURNS.

          (a) In filing all income tax returns for the taxable year beginning September 1, 1998, each party will file all such returns in a manner which is consistent with the position that the last day on which any member of the TXEN Group is included in the Nichols Research Group was the day immediately preceding the Closing Date.

          (b) All consolidated federal income tax returns which are required to be filed for periods beginning before the Closing Date shall be prepared and filed by Nichols Research.

          (c) TXEN shall supply Nichols Research on or before February 15, 1999, with true and correct


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federal income tax returns of each member of the TXEN Group for the taxable year ended August 31, 1998, computed as though a consolidated income tax return was not filed for such period. Such federal income tax returns shall be made solely by reference to TXEN and each of its subsidiary's items of income, deduction and credit for the taxable year then ended, notwithstanding that any such item may require a different treatment or limitation on a consolidated federal income tax return. Within 60 days of receipt of the federal income tax returns for such taxable year referred to above, Nichols Research shall advise TXEN, in writing, of any changes, modifications, additions or deletions which Nichols Research believes appropriate in order to properly reflect the separate income tax liability of any member of the TXEN Group in accordance with the provisions of this Section 2(c). In the event that TXEN does not agree with any of the changes, modifications, additions or deletions made by Nichols Research, and Nichols Research and TXEN are unable to resolve their differences, then the issue shall be submitted to the firm of certified public accountants then regularly serving Nichols Research whose decision shall be final, binding and conclusive upon the parties.

          (d) TXEN shall supply Nichols Research on or before August 15, 1999 with true and correct federal income tax returns of each member of the TXEN Group for the period beginning on September 1, 1998 and ending on the day immediately preceding the Closing Date ("Stub Period"), computed in the same manner as provided in Section 2(c) with respect to the income tax returns for the taxable year ended August 31, 1999. The balance of the provisions of Section 2(c) shall apply equally to the tax returns TXEN is required to deliver to Nichols Research with respect to the Stub Period.

          (e) At the time that TXEN delivers to Nichols Research the federal income tax returns referred to in Sections 2(c) and 2(d), TXEN shall pay to Nichols Research an amount equal to the excess, if any, (i) the net federal income tax which the TXEN Group would have had to pay to the Internal Revenue Service based upon such federal income tax returns, over (ii) the amount of all payments or intercompany charges previously made by, or charged to, the TXEN Group with respect to federal income tax for the applicable period. If Nichols Research disagrees with the federal income tax returns provided to it by TXEN in accordance with the provisions of Sections 2(c) and 2(d) and (i) the adjustment made by Nichols Research increases the federal income tax liability which should have been reflected on such federal income tax returns, then within ten days after any such adjustment (or portion thereof) is agreed to by the parties or determined by Nichols Research's firm of certified public accountants, as applicable, TXEN shall pay such additional tax to Nichols Research, or (ii) the adjustment made by Nichols Research decreases the federal income tax liability which should have been reflected on such federal income tax returns, then within ten days after any such adjustment (or portion thereof) is agreed to by the parties or determined by Nichols Research's firm of certified public accountants, as applicable, Nichols Research shall pay to TXEN an amount equal to the reduced tax liability. If the amount referred to in (ii) above exceeds the amount referred to in (i) above, then within ten days following the date on which the federal income tax liability of the TXEN Group for the applicable period is agreed to by Nichols Research and TXEN (or determined by Nichols Research's certified public accountants, if applicable), Nichols Research shall pay to TXEN such excess.

          (f) If the federal income tax returns delivered by TXEN to Nichols Research pursuant to the provisions of Sections 2(c) or 2(d) indicate a net loss, Nichols Research shall pay to TXEN, within 60 days of the receipt of such tax returns, an amount equal to the excess, if any, of (i) the refund which Nichols Research and its affiliated group will be entitled to receive based upon such federal income tax returns over (ii) the amount of all payments or intercompany credits previously made to, or credited to, the TXEN Group with respect to federal income tax for the applicable period; plus the amount, if any, of all payments or intercompany charges previously made by, or charged to, the TXEN Group with respect to federal

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income tax for the applicable period. If Nichols Research disagrees with the federal income tax returns provided to it by TXEN in accordance with the provisions of Sections 2(c) or 2(d) and the adjustment made by Nichols Research reduces the refund or creates a federal income tax liability which should have been reflected on such federal income tax returns, then within ten days after such adjustment (or portion thereof) is agreed to by the parties or determined by Nichols Research's firm of certified public accountants, as applicable, the appropriate party shall make payment to the other. If the amount referred to in
(ii) above exceeds the amount referred to in (i) above, then within ten days following the date on which the federal income tax liability of the TXEN Group for the applicable period is agreed to by Nichols Research and TXEN (or determined by Nichols Research's certified public accountants, if applicable), TXEN shall pay to Nichols Research such excess.

          (g) All state and local income tax returns which include both a member of the Nichols Research Group and a member of the TXEN Group that are required to be filed for any period beginning before the Closing Date shall be prepared and filed by Nichols Research. The provisions of Sections 2(c) through 2(f), inclusive, shall apply with respect to all such state and local income tax returns.

          (h) All federal, state and local tax returns with respect to taxes which are not measured by income which are due after the Closing Date shall be prepared, filed and paid by the member of the Nichols Research Group or TXEN Group which would be responsible for the payment of the taxes if such companies were at all times unrelated to each other.

          (i) All federal income tax returns for periods beginning subsequent to the Closing Date shall be prepared by Nichols Research with respect to the Nichols Research Group and by TXEN with respect to the TXEN Group.

     3.  AUDIT ADJUSTMENTS.

          (a) If as a result of an audit of an income tax return of the Nichols Research Group or any member thereof an adjustment is made by a tax regulatory authority which results in additional tax payable by the Nichols Research Group and results in a Temporary Difference (as hereinafter defined) in Nichols Research's opinion, Nichols Research shall give prompt notice thereof to TXEN setting forth in detail the adjustment and whether Nichols Research intends to challenge the adjustment. Upon the adjustment becoming final (within the meaning of Section 5(d)), if the adjustment results in a Temporary Difference, TXEN shall be required to pay to Nichols Research the additional tax (without interest) which Nichols Research is required to pay as a result of the adjustment. Such payment shall be made within ten days of the later of (i) the date the adjustment becomes final or (ii) a determination that the adjustment results in a Temporary Difference.

          (b) If as a result of an audit of an income tax return of the Nichols Research Group or any member thereof an adjustment is made by a tax regulatory authority or pursuant to an amended return or refund claim which results in a decrease in the tax payable by the Nichols Research Group and might conceivably result in a Temporary Difference, Nichols Research shall give prompt notice thereof to TXEN setting forth in detail the adjustment and its opinion as to whether the adjustment results in a Permanent Difference (as hereinafter defined) or a Temporary Difference. Upon the adjustment becoming final, or the amended return or refund claim being accepted, as applicable, (i) if the adjustment results in a Permanent Difference, no payment shall be made to TXEN and (ii) if the adjustment results in a Temporary Difference, Nichols Research shall be required to pay to TXEN an amount equal to the decrease in tax (without interest) resulting from the adjustment. Such payment shall be made within ten


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days of the later of (i) the date the adjustment becomes final or the amended return or refund claim is accepted, as applicable, or (ii) a determination that the adjustment results in a Temporary Difference.

          (c) If as a result of an audit of an income tax return of the TXEN Group or any member thereof an adjustment is made by a tax regulatory authority which results in additional tax payable by the TXEN Group and which results in a Temporary Difference in TXEN's opinion, TXEN shall give prompt notice thereof to Nichols Research setting forth in detail the adjustment and whether TXEN intends to challenge the adjustment. Upon the adjustment becoming final, Nichols Research shall be required to pay to TXEN the additional tax (without interest) which TXEN is required to pay as a result of the adjustment. Such payment shall be made within ten days of the later of (i) the date the adjustment becomes final or (ii) a determination that the adjustment results in a Temporary Difference.

          (d) If as a result of an audit of an income tax return of the TXEN Group or any member thereof an adjustment is made by a tax regulatory authority or pursuant to an amended return or refund claim which results in a decrease in the tax payable by the TXEN Group and which might conceivably result in a Temporary Difference, TXEN shall give prompt notice thereof to Nichols Research setting forth in detail the adjustment and its opinion as to whether the adjustment results in a Permanent Difference or a Temporary Difference. Upon the adjustment becoming final, or the amended return or refund claim being accepted, as applicable, (i) if the adjustment results in a Permanent Difference, no payment shall be made to Nichols Research and (ii) if the adjustment results in a Temporary Difference, TXEN shall be required to pay to Nichols Research an amount equal to the decrease in tax (without interest) resulting from the adjustment. Such payment shall be made within ten days of the later of (i) the date the adjustment becomes final or the amended return or refund claim is accepted, as applicable, or (ii) a determination that the adjustment results in a Temporary Difference.

          (e) In the case of an adjustment to a tax return or liability not measured by income, TXEN shall have the sole right to contest such adjustment (at its own cost and expense) and shall be responsible for, or receive the benefit of, any change in tax, interest or penalty that may result therefrom.

          (f) For purposes of this Agreement, the following shall apply:

                  (i) The term Temporary Difference" shall mean a tax detriment or tax benefit to the TXEN Group or Nichols Research Group relating to a tax item in one taxable period which creates or results in a corresponding tax benefit or tax detriment to the Nichols Research Group or TXEN Group, respectively, in a different tax period for which the statute of limitations has not expired (or for which mitigation provisions are applicable), and for which no valuation allowance is required to be established, interpreted in accordance with generally accepted accounting principles.

                  (ii) The term "Permanent Difference" means a tax detriment or tax benefit to the TXEN Group or Nichols Research Group which does not create or result in a corresponding tax benefit or tax detriment to the Nichols Research Group or TXEN Group, respectively, in a different tax period for which the statute of limitations has not expired (or for which mitigation provisions are applicable), and for which a valuation allowance is required to be established, interpreted in accordance with generally accepted accounting principles.

If Nichols Research and TXEN disagree as to whether there is a Temporary Difference or Permanent Difference, then the party which would be required to make a payment to the other if there were a Temporary Difference shall refer the issue to the firm of certified public accountants then regularly serving


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that party. Each party shall be entitled to submit oral and written comments to such firm of certified public accountants setting forth its position. The determination by such firm of certified public accountants shall be final, binding and conclusive upon the parties.

     4.  CARRYBACKS.

         If the consolidated income taxes of the Nichols Research Group are reduced for a taxable period beginning prior to the Closing Date by reason of a loss or other tax attribute of the TXEN Group arising on or after the Closing Date ("TXEN Carryback"), Nichols Research shall pay to TXEN an amount equal to such reduction in taxes (without interest). The Nichols Research Group shall take all steps reasonably necessary to receive the maximum reduction in taxes attributable to an TXEN Carryback and TXEN shall have the right to review and comment on any tax return in which any such TXEN Carryback may be claimed. Nothing herein shall require, however, that the TXEN Group Carryback any loss or other tax attribute which it generates. The payment required to be made by Nichols Research to TXEN pursuant to the provisions of this Section 4 shall be made no later than ten days after the tax benefit is actually received, credited or otherwise utilized by Nichols Research.

     5.  CONTESTING TAX ADJUSTMENTS.

          (a) If an adjustment (i) results in an increase in the Nichols Research Group's or any member thereof's tax liability, (ii) affects a taxable year of Nichols Research beginning prior to the Closing Date, and (iii) results in a Temporary Difference, TXEN shall have the right, in its sole discretion, and at its cost, to contest such adjustment.

          (b) If an adjustment (i) results in an increase in the Nichols Research Group's or any member thereof's liability for a taxable year beginning prior to the Closing Date and (ii) involves a Temporary Difference, Nichols Research shall only be required to contest such adjustment if Nichols Research's tax counsel determines that it is more likely than not that Nichols Research will prevail with respect to the issue, and then only at the first administrative level provided for by the applicable tax regulatory authority.

          (c) If an adjustment results in an increase in the TXEN Group's or member thereof's tax liability and results in a Temporary Difference, TXEN shall only be required to contest such adjustment if TXEN's tax counsel determines that it is more likely than not that TXEN will prevail with respect to the issue, and then only at the first administrative level provided for by the applicable tax regulatory authority.

          (d) If Nichols Research or TXEN contests an adjustment pursuant to the provisions of Sections 5(b) or 5(c), respectively, the cost of contesting such adjustment through the first administrative level shall be borne by the contesting party. If the party which would be obligated to make a payment hereunder as a result of such adjustment is not satisfied with the result obtained at the first administrative level, and desires that the adjustment be contested beyond the first administrative level, such party may do so at its own cost and expense. Such party shall notify the other party of its decision to further contest the adjustment and the other party shall have the right to consult with the contesting party if it so desires. No payment shall be required pursuant to Section 3 until an adjustment has been finally determined. For purposes of this Agreement, an adjustment is finally determined on the date on which it may no longer be further contested by administrative or judicial procedure.

          (e) If an adjustment results in a Permanent Difference, only the party whose income was adjusted shall have the right to contest such adjustment and shall do so at its own cost and expense.

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     6.  COOPERATION.

         Each of the parties hereto agrees to cooperate with the other in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute or litigation involving, any tax return filed or required to be filed by or for any member of the Nichols Research Group or the TXEN Group for any taxable period beginning before the Closing Date or for which any party may have a liability to the other hereunder. Such cooperation shall include the execution and delivery of any power of attorney or other necessary document to allow a party and its counsel to participate on behalf of any member of the other group and making available, during normal business hours, all books, records and information and the assistance of all employees reasonably necessary or useful in connection with contesting any adjustment made by any tax regulatory authority. If a party desires to copy any books, records and information in the possession of the other party, the party desiring such copies shall bear the expense of making such copies. The assistance of employees shall be without charge.

     7.  RETENTION OF BOOKS AND RECORDS.

         Nichols Research and TXEN each agree to retain all tax returns, related schedules, work papers and all material records and other documents with respect to all taxable periods ending on or before the Closing Date until the expiration of the statute of limitations (including extensions thereof) of the taxable period to which such tax returns and other documents relate.

     8.  RESOLUTION OF DISPUTES.

         If any dispute arises between the parties for which no specific resolution is provided for herein, then such dispute shall be settled pursuant to arbitration in accordance with the rules of the American Arbitration Association.

     9.  INDEMNIFICATION BY NICHOLS RESEARCH.

         Nichols Research hereby agrees to indemnify each member of the TXEN Group for, and hold each member of the TXEN Group harmless from, any taxes, interest or penalties which such member of the TXEN Group incurs by reason of having been included in Nichols Research's Group for any period beginning before the Closing Date, other than any liability which such member of the TXEN Group has to Nichols Research under the terms of this Agreement.

     10.  EXPENSES.

         Unless otherwise expressly provided in this Agreement, each party shall bear its own expenses which arise as a result of its rights and obligations under this Agreement.

     11.  ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS.

         This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any tax between or among any member of the Nichols Research Group and the TXEN Group.

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     12.  AMENDMENT.

         This Agreement may be amended from time to time only by a written agreement executed by each of the parties hereto.

     13.  NOTICES.

         All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and be personally delivered against a written receipt, delivered to a reputable messenger service (such as Federal Express, DHL Courier, United Parcel Service, etc.) for overnight delivery, transmitted by confirmed telephonic facsimile (fax) or transmitted by mail, registered, express or certified, return receipt requested, postage prepaid, addressed as follows:

         If to Nichols Research:

         Nichols Research Corporation
         Attention:  Chief Financial Officer
         4040 South Memorial Parkway
         Huntsville, Alabama 35802

         If to TXEN:

         Nichols TXEN Corporation
         Attention: Chief Financial Officer
         10 Inverness Center Parkway
         Suite 500
         Birmingham, Alabama 35242

All notices, demands and requests shall be effective upon being properly personally delivered, upon being delivered to a reputable messenger service, upon transmission of a confirmed fax, or upon being deposited in the United States mail in the manner provided in this Section 13. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of personal delivery, the date of delivery by a reputable messenger service, the date on the confirmation of a fax, or the date on the return receipt, as applicable. If any party refuses delivery, the notice, demand or request shall be deemed received two days after the notice, demand or request was delivered to a reputable messenger service or deposited in the United States mail.

     14.  CAPTIONS; SECTION REFERENCES.

         Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

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     15.  BINDING AGREEMENT.

         This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     16.  GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Alabama without regard to its conflict of laws rules.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      NICHOLS RESEARCH CORPORATION


                                      By: Michael J. Mruz
                                         --------------------------------
                                      Its: Chief Executive Officer
                                          -------------------------------



                                      NICHOLS TXEN CORPORATION


                                      By: Paul D. Reaves
                                         --------------------------------
                                      Its: Chief Executive Officer
                                          -------------------------------



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